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                                                                     Exhibit 5.3

                         [Letterhead of Holland & Hart]

                                  June 17, 2003

Sanmina-SCI Corporation
2700 North First Street
San Jose, CA  94111-4529

      RE: SANMINA-SCI CORPORATION - EXCHANGE OF $750,000,000 OF ITS OUTSTANDING 10.375% SENIOR SECURED NOTES DUE JANUARY 15, 2010

Ladies and Gentlemen:

      You have requested our opinion with respect to certain matters in connection with the filing by Sanmina-SCI Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S -- 4 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $750,000,000 in principal amount of the Company's 10.375% Senior Notes due January 15, 2010 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 10.375% Senior Notes due January 15, 2010 (the "Outstanding Notes"). The Registration Statement refers to the guarantee of the Exchange Notes (the "Guaranties") by SCI Plant No. 12, LLC and SCI Plant No. 22, LLC (the "Subsidiary Guarantors"), and certain other subsidiaries of the Company.

      The Outstanding Notes and guarantees of the Outstanding Notes by certain subsidiaries of the Company were issued, and the Exchange Notes and Guaranties of the Exchange Notes will be issued pursuant to an Indenture, dated as of December 23, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantors, certain other subsidiary guarantors and U.S. Bank, National Association (as Successor to State Street Bank and Trust Company of California, N.A., as Trustee).
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Sanmina-SCI Corporation
June 17, 2003
Page 2

      In connection with this opinion, we have examined copies of the Articles of Organization and Operating Agreements for each of the Subsidiary Guarantors, the Registration Statement, the Indenture, the Guaranties and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Subsidiary Guarantors and have not sought independently to verify such matters.

      Our opinions are expressed only with respect to the laws of the State of Colorado (the "State"). We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

      Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

      1. Each of the Subsidiary Guarantors is duly organized and is validly existing in good standing under the laws of the State of Colorado.

      2. Each of the Subsidiary Guarantors has the requisite limited liability company power and authority to execute, deliver and perform its obligations under its respective Guaranty of the Exchange Notes.

      3. The Indenture has been duly authorized, executed and delivered by the Subsidiary Guarantors.

      4. The Guaranties of the Exchange Notes have been duly and validly authorized by the Subsidiary Guarantors.

      We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Further, we consent to the reliance by Wilson Sonsini on this letter in connection with their opinions regarding the enforceability of the Guaranties against the Subsidiary Guarantors.
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Sanmina-SCI Corporation
June 17, 2003
Page 3

      For purposes of this opinion, we have assumed that the "Transaction Documents" as referenced in our opinions dated as of December 23, 2002 remain enforceable against the parties thereto in accordance with their respective terms.

      Further, the opinions expressed herein are limited solely to the laws of the State of Colorado. We have made no inquiry into, and we express no opinion as to:

      1) the statutes, regulations, treaties, common laws or other laws of any other state or jurisdiction; or

      2) the effect of, or compliance with, State tax, antitrust or securities laws, rules or regulations.

      We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change in law, facts or circumstances occurring after the date hereof pertaining to any matter referred to herein.

      This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed herein or as representations of fact. We understand that the addressee has made such independent investigations of the facts as the addressee deemed necessary, and that the determination of the extent of those investigations that are necessary has been made independent of this opinion letter.

      This letter may not be published or quoted to, or filed with, any other person without our prior written consent.

                                                     Very truly yours,

                                                     /s/ Holland & Hart, LLP